Exhibit 99.1

          Service Corporation International Provides Outlook for 2004

    HOUSTON, March 15 /PRNewswire-FirstCall/ -- Service Corporation International (NYSE: SRV), the world's largest funeral and cemetery company, today provided guidance for 2004.


    Highlights of Fiscal 2004 Outlook:
     (In millions)

    Operating Measures
     North America Comparable Operations
      Funeral Revenues                           $1,120 - $1,170
      Funeral Gross Margin Percentage               20% - 24%
      Cemetery Revenues                            $500 - $550
      Cemetery Gross Margin Percentage              13% - 17%
     General and Administrative Expense             $65 - $70
     Interest Expense                              $127 - $130
     Annual Consolidated Effective Tax Rate         15% - 18%
     Diluted Earnings Per Share                    $.42 - $.50

    Cash Flow and Other Measures
     Cash Flows from Operating Activities          $270 - $310
     Capital Expenditures                          $100 - $120
     Depreciation and Amortization                 $125 - $135


    The outlook above provides ranges for certain operating measures on the income statement that could be used to calculate a broad range of diluted earnings per share; however, we believe it is more appropriate to use the range of diluted earnings per share provided because of the uncertainty of developments described below. Guidance for diluted earnings per share and all other outlook provided above specifically exclude the following:


    -- Any impact from the implementation of Financial Accounting Standards
       Board (FASB) Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulleting (ARB) 51". This standard was originally required to be implemented in the third quarter of 2003. In December 2003, the FASB issued a revision (FIN
       46R) which allows companies to defer implementation. We will implement FIN 46R as of March 31, 2004. For a complete discussion of the effect that the implementation of FIN 46R could have on our financial statements, see note three to the consolidated financial statements in
       Item 8 of our 2003 Form 10-K.

    -- The recognition of a charge of approximately $55 million (pretax) for the cumulative effect of an accounting change associated with pension plan accounting. Effective January 1, 2004, we changed the accounting for gains and losses on our pension plan assets and obligations to recognize these gains and losses as they occur. In our outlook for 2004, we anticipate this change will reduce pension expenses in 2004 compared to 2003; however, market conditions could cause fluctuations in our results of operations as these gains and losses will be recognized currently.

    -- Any impact from potential changes to our accounting for insurance funded prearranged funeral contracts and other accounting changes.

    -- The recognition of costs associated with settlements of litigation and the recognition of receivables for insurance recoveries associated with litigation.

    -- The possibility of gains or losses associated with early extinguishments of debt.

    -- The possibility of gains or losses associated with asset dispositions or joint ventures.
    -- The possibility of changes in the capital structure, including new debt issuances and a new credit facility.

    -- The possibility of the recognition of a cumulative effect of an accounting change under generally accepted accounting principles (other than FIN 46R and the change in pension accounting described above).


    For a further discussion of risks related to our business that could affect this outlook, please refer to the cautionary statement on forward-looking statements in this press release.


    Commenting on the outlook for 2004 Tom Ryan, President and Chief Operating Officer, said:

    "Our outlook for 2004 demonstrates continued strength in cash flows and further improvements to the capital structure. We expect growth in North America operating margins, largely as a result of cost reduction programs that began in 2003 which has resulted in a significantly improved infrastructure. We believe these improved margins in North America along with reductions in interest expense, will offset the loss of earnings and cash flow associated with the joint venture of our French operations and the loss of cash flows
associated with changes in our surety bonding program.   We continue to focus
on initiatives designed to grow revenues and profits. Strategies centered on our Dignity Memorial(R) brand are being further developed to address the consumers' increasing preference for value-added products and services that
assist them through the entire experience when a death occurs.   In 2004, we
anticipate increases in the selection rate of Dignity Memorial packaged funeral and cremation plans. We are continuing to focus on the development of strategic high-end cemetery inventory and implementation of a tiered-product approach and standard pricing model in each of our cemeteries. Lastly and perhaps most importantly, the recent changes to the management structure are intended to have our strongest business leaders driving results in each of our markets. In addition to reducing costs, we believe our new structure establishes the platform for which we can grow our business."


    The following commentary describes our assumptions, estimates and beliefs supporting our 2004 outlook:


    Operating Measures
    -- Comparable financial information as used in our 2004 outlook is intended to be reflective of "same store" results and excludes the effects of acquisition or construction as well as divestitures or joint ventures.

    -- The outlook for North America comparable funeral revenues assumes the number of funeral services performed will be flat to slightly down with an increase in cremation services performed offset by a 1% to 3% increase in the overall average revenue per funeral service compared to 2003 levels.

    -- North America comparable cemetery revenues are expected to be lower than 2003 levels due to a decline in cemetery construction revenues to a more normalized level. Revenues associated with cemetery property development projects in 2003 were approximately $60 million.
       Normalized levels of construction revenues in 2004 are expected to be $25 to $30 million. Offsetting this decline in revenues are anticipated increases in preneed sales as our sales structure becomes more stabilized following the significant changes that occurred in late 2002 and 2003.

    -- North America funeral and cemetery gross margin percentages are expected to improve in 2004 compared to 2003 primarily due to the recent business process and operating management structure changes and expected reductions in pension plan expenses.

    -- General and administrative expenses in 2003 were $178.1 million and included $95.2 million of net costs associated with various litigation-related matters. Also included in 2003 were accelerated systems amortization costs of $13.8 million that ceased in the third quarter of 2003. Excluding these litigation expenses and accelerated system amortization costs, general and administrative expenses in 2003 would have been $69.1 million. For 2004, we are estimating general and administrative expenses to be $65 to $70 million (excluding the possibility of the recognition of costs associated with settlements of litigation and receivables for insurance recoveries). Reductions in system costs will be somewhat offset by increased expenses associated with Sarbanes-Oxley compliance and compensation programs.

    -- Interest expense is expected to decrease $13 to $16 million in 2004 compared to 2003 as a result of retiring debt that is scheduled to mature in 2004. Interest expense expected in 2004 of $127 to $130 million includes approximately $10 million associated with amortization of deferred loan costs. The outlook for interest expense does not take into consideration any additional debt reduction that could occur with proceeds from asset sales or joint ventures or from cash flows from operating activities.

    -- The consolidated effective tax rate is expected to be 15% to 18% in 2004 compared to 24.5% in 2003. These unusually low rates are attributable to tax benefits received from certain international transactions. The 2004 expected effective tax rate on an annual basis includes approximately $30 million of tax benefits associated with the joint venture of our French operations which will be realized in the first quarter of 2004. The consolidated effective tax rate in the remaining quarterly periods is expected to be 32% to 35%.

    -- The range for expected diluted earnings per share assumes dilution from shares associated with our 6.75% convertible notes due 2008.

    International Operations
    -- On March 11, 2004, we completed the joint venture of our funeral operations in France. In addition to maintaining a 25% share of the total equity capital of the newly formed entity, we received net cash proceeds of approximately $300 million and a note receivable in the amount of euro 10 million. As a result of the transaction, we expect to recognize a pretax gain on the sale of approximately $10 million to $20 million in the first quarter of 2004. We also anticipate receiving tax benefits of approximately $30 million in the first quarter of 2004 related to the transaction. Our consolidated reported results for the year 2003 included $584.6 million in revenues and $68.3 million in gross profits that were associated with France.

    -- Remaining international operations consist primarily of cemetery businesses in South America, where we anticipate modest improvement, net of currency fluctuations.

    -- We own a 20% minority interest equity investment in funeral and cemetery operations in the United Kingdom. Pending a successful public offering transaction, we expect to receive proceeds of approximately $50 to $60 million in the second quarter of 2004 associated with the sale of our holdings in stock and notes in these operations.

    Cash Flow and Other Measures
    -- Cash flows from operating activities in 2003 were $374.1 million and included a tax refund of $94.5 million and payments of $27.1 million, net of insurance recoveries, made during 2003 to resolve certain litigation matters. Had we not received the tax refund or incurred these net litigation payments, cash flows from operating activities in 2003 would have been $306.7 million. Cash flows from operating activities in 2004 are expected to be $270 to $310 million. This amount includes our ownership of France through March 11, 2004, and excludes the $100 million payment related to the proposed settlement of certain Florida litigation (made in February 2004) and any possible payments that could be made associated with other litigation matters. This amount also excludes receipts from insurance recoveries related to litigation matters and the cash contribution to our frozen pension plan as discussed below.

       Anticipated improvements in North America funeral and cemetery margins and reduced interest expense are expected to offset the loss of cash flows from operating activities in 2004 due to the joint venture of France and the discontinued use of surety bonding in Florida as discussed below.

       -- Excluded from our 2004 outlook for cash flows from operating activities are payments made related to litigation matters. In February 2004, we paid $100 million to settle certain litigation matters in Florida. We expect this payment to be partially offset by the receipt of $25 million in recoveries under the first layer of our insurance coverage in 2004.

       -- On March 11, 2004, we completed the joint venture of our funeral operations in France. In 2003, cash flows from operating activities were approximately $33 million associated with these businesses in France.

       -- In the first quarter of 2004, we made a voluntary cash contribution of $20 million to our frozen pension plan to increase the fair value of the plan assets. This contribution is excluded from our 2004 outlook for cash flows from operating activities.

       -- In early 2004, we discontinued the use of surety bonding as a means to provide financial assurance to customers for the prospective sale of preneed contracts in Florida. Beginning with contracts written in early 2004, we have elected to deposit customer receipts from the sale of preneed contracts into trust funds in accordance with state requirements. As a result of this change, our cash flows from operating activities will decline by $15 to $20 million, net of prospective trust receipts, in 2004 over 2003 levels. In subsequent periods, the impact to cash flows is expected to be immaterial. Not included in the outlook for 2004 are other potential changes regarding the use of surety bonding. We are currently evaluating our surety bonding program and may elect to discontinue the use of bonding in other states or cancel certain outstanding bonds and replace with funds in trusts in accordance with state regulations.

       -- Payments on restructuring charges are expected to increase by approximately $7 million in 2004 compared to 2003 primarily due to severance costs associated with the reorganization of our operating management structure in the fourth quarter of 2003.

       -- Similar to 2003, we do not expect to pay U.S. federal income taxes in 2004 due to significant tax loss carry-forwards. Because of these tax loss carry-forwards, we believe we will not pay cash taxes until 2006. In 2004, we expect to pay approximately $5 million for various state and Canadian province taxes.

    -- Capital expenditures in 2004 are expected to be $100 to $120 million compared to $116 million in 2003. Increases in North America capital spending will be offset by reductions related to the joint venture of France. In 2003, $34.3 million of our total capital expenditures were associated with operations in France. Of the total projected capital expenditures in 2004, we expect to spend approximately $65 to $70 million on capital improvements that we believe are necessary to maintain our existing facilities in a condition consistent with company standards and extend their useful lives. This includes approximately $5 million related to our partial year ownership of France in 2004. Growth-oriented capital spending in North America is expected to increase due to investments in new funeral service facilities, Dignity(R) product displays in our funeral homes, and in developing strategic high-end cemetery property inventory.

    -- Depreciation and amortization expense is expected to decline in 2004 compared to 2003 primarily due to the elimination of accelerated systems amortization costs and a reduction in funeral and cemetery deferred selling amortization costs due to expected lower levels of preneed revenues in 2004.

    Cautionary Statement on Forward-Looking Statements

    The statements in this document that are not historical facts are forward-looking statements made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "may," "anticipate," "forecast," "predict" and words of similar meaning that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by us or on our behalf. Important factors which could cause actual results to differ materially from those in forward-looking statements include, among others, the following:


    -- Changes in general economic conditions, both domestically and internationally, impacting financial markets (e.g., marketable security values, as well as currency and interest rate fluctuations) that could negatively affect us, particularly, but not limited to, levels of trust fund income, interest expense, pension expense and negative currency translation effects.
    -- The outcomes of pending lawsuits and proceedings against us involving alleged violations of securities laws, including the possibility of an adverse decision in these matters exceeding our insurance coverage or if the insurance coverage is deemed not to apply to these matters or if an insurance carrier is unable to pay any covered amounts to us.
    -- Our ability to consummate the settlement of lawsuits in Florida as described in the agreement in principle with respect thereto and the possibility that insurance coverage is deemed not to apply to these matters or that an insurance carrier is unable to pay any covered amounts to us.
    -- Amounts payable by us with respect to our outstanding legal matters exceeding reserves established by us.
    -- Our ability to successfully implement our strategic plan related to producing operating improvements, strong cash flows and further deleveraging.
    -- Litigation or other proceedings that may arise from the restatement of our financial statements.
    -- Our ability to successfully implement our plan to reduce costs and increase cash flows associated with significant changes being made to our organization structure, process and quality of our sales efforts.
    -- Changes in consumer demand and/or pricing for our products and services due to several factors, such as changes in local number of deaths, cremation rates, competitive pressures and local economic conditions.
    -- Changes in domestic and international political and/or regulatory environments in which we operates, including potential changes in tax, accounting and trusting policies.
    -- Changes in credit relationships impacting the availability of credit and the general availability of credit in the marketplace.
    -- Our ability to successfully complete our ongoing process improvement and system implementation projects, including the replacement of our North America point-of-sale information technology systems.
    -- Our ability to successfully access surety and insurance markets at a reasonable cost.
    -- Our ability to successfully exploit our substantial purchasing power with certain of our vendors.
    -- The outcome of a pending Internal Revenue Service audit and future tax deductions resulting from potential asset sales.


    For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings, including our 2003 Annual Report on Form 10-K. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.


    Service Corporation International (NYSE: SRV), headquartered in Houston, Texas, is the world's largest funeral and cemetery company. We have an extensive network of providers including 1,239 funeral service locations, 406 cemeteries and 141 crematoria providing funeral and cemetery services in North America as of December 31, 2003. We also own funeral and cemetery businesses in South America, Singapore and Germany. For more information about Service Corporation International, please visit our website at www.sci-corp.com.


    For additional information contact:
    Investors:  Debbie Young  - Director of Investor Relations
                                 (713) 525-9088

    Media:      Terry Hemeyer - Managing Director / Corporate Communications
                                 (713) 525-5497


SOURCE  Service Corporation International
    -0-                             03/15/2004
    /CONTACT: Investors: Debbie Young, Director of Investor Relations, +1-713-525-9088, or Terry Hemeyer, Managing Director/Corporate Communications, +1-713-525-5497, both of Service Corporation International/
    /Web site:  http://www.sci-corp.com /
    (SRV)

CO:  Service Corporation International
ST:  Texas
IN:
SU:  ERP